EXHIBIT 3.2

HSBC FINANCE CORPORATION

Bylaws

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(As in effect April 20, 2017)
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BYLAWS OF

HSBC FINANCE CORPORATION
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ARTICLE I.

DEFINITIONS, PLACES OF MEETINGS.

SECTION l. Definitions. When used herein, "Board" shall mean the Board of Directors of this Corporation, and "Chairman" shall mean Chairman of the Board of Directors.

SECTION 2. Places of Meetings of Stockholders and Directors. Unless the Board shall fix another place for the holding of the meeting, meetings of stockholders and of the Board shall be held at the Corporation's headquarters, Arlington Heights, Cook County, Illinois, or at such other place specified by the person or persons calling the meeting.

ARTICLE II.

STOCKHOLDERS MEETINGS.

SECTION l. Annual Meeting of Stockholders. The annual meeting of stockholders shall be held on such date and at such time as is fixed by the Board; provided, however, that so long as HSBC Holdings plc and its subsidiaries own 100 percent of the outstanding common stock of the Corporation, action to elect directors may be taken by written consent in lieu of an annual meeting and the Board will not be required to fix a date and time for an annual meeting of stockholders.

SECTION 2. Special Meetings.

CALL. Special meetings of the stockholders may be called at any time by the Chief Executive Officer or a majority of the Board of Directors. Any previously scheduled special meeting of stockholders may be postponed by resolution of the Board of Directors upon notice to the stockholders given prior to the date previously scheduled for such special meeting of stockholders.

REQUISITES OF CALL. A call for a special meeting of stockholders shall be in writing, filed with the Corporate Secretary, and shall specify the time and place of holding such meeting and the purpose or purposes for which it is called; provided, however, that so long as HSBC Holdings plc and its subsidiaries own 100 percent of the outstanding common stock of the Corporation, this provision may be waived and the Board may direct that any action to be taken at a special meeting of stockholders may be taken by written consent.

SECTION 3. Notice of Meetings. Written notice of a meeting of stockholders setting forth the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called shall be mailed not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at the meeting; provided, however, that so long as HSBC Holdings plc and its subsidiaries own 100 percent of the outstanding common stock of the Corporation, this provision may be waived and any action to be taken at a meeting of stockholders may be taken by written consent.

SECTION 4. Quorum and Adjournments. At any meeting of stockholders, the holders of a majority of all the outstanding shares entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business, and a majority of such quorum shall prevail except as otherwise required by law, the Certificate of Incorporation, or the bylaws.

If the stockholders necessary for a quorum shall fail to be present at the time and place fixed for any meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy may adjourn the meeting from time to time, until a quorum is present, provided, however, that any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the Chairman of the meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

SECTION 5. Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise.

ARTICLE III.

BOARD OF DIRECTORS.

SECTION l. General Powers. The business and affairs of this Corporation shall be managed under the direction of the Board.

NUMBER. The number of directors shall be fixed from time to time by resolution of the Board.

TENURE. The directors shall be elected for one or three year terms at the annual meeting of stockholders, except as provided in Section 5 of this Article III, and each director elected shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

Each non-executive director will be appointed for an initial three-year term. Upon completion of the initial three-year term, directors may serve two additional three-year terms subject to (i) election by the shareholder, (ii) rigorous review by the Board of whether there are relationships or circumstances that may affect, or could appear to affect, the director’s exercise of independent judgment, and (iii) the Board taking into account the need for progressive refreshing of the Board. Thereafter, the director may serve further one-year terms at the invitation of the Board after a thorough review of the director’s continued independence. Executive directors will serve one-year terms.

Appointments of non-executive directors shall expire at the first annual meeting of the shareholders which falls either on or following the third anniversary from the appointment date.

SECTION 2. Regular Meetings of the Board. Regular meetings of the Board shall be held at such times and places as the Board may fix. No notice shall be required.

SECTION 3. Special Meetings of the Board. Special meetings of the Board shall be held whenever called by the Chairman of the Board, the Chief Executive Officer or any four or more directors. At least twenty-four hours’ written notice or oral notice of each special meeting shall be given to each director. If mailed, notice must be deposited in the United States mail at least seventy-two hours before the meeting.

SECTION 4. Quorum. A majority of the members of the Board if the total number is odd or one-half thereof if the total number is even shall constitute a quorum for the transaction of business, but if at any meeting of the Board there is less than a quorum the majority of those present may adjourn the meeting from time to time until a quorum is present. At any such adjourned meeting, a quorum being present, any business may be transacted which might have been transacted at the original meeting.

Except as otherwise provided by law, the Certificate of Incorporation, or the bylaws, all actions of the Board shall be decided by vote of a majority of those present.

SECTION 5. Vacancies. When any vacancy occurs among the Board, the remaining members of the Board may elect a director to fill each such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose. A director elected to fill a vacancy shall serve for the unexpired portion of the term of his predecessor in office.

SECTION 6. Removal of Directors. Any director may be removed either with or without cause, at any time, by a vote of the holders of a majority of the shares of the Corporation at any meeting of stockholders called for that purpose.

SECTION 7. Committees. The Board may, by resolution passed by a majority of the entire Board, designate one or more committees of directors which to the extent provided in the resolution shall have and may exercise powers and authority of the Board in the management of the business and affairs of the Corporation.

SECTION 8. Action of the Board. Except as otherwise provided by law, corporate action to be taken by the Board shall mean such action at a meeting of the Board. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to a resolution authorizing the action. The resolution and the written consents thereto shall be filed with the minutes of the proceedings of the Board. Any one or more members of the Board may participate in a meeting of the Board by means of current technology allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

ARTICLE IV.

OFFICERS.
SECTION 1. Officers. The directors shall choose from among their number a Chairman of the Board. The directors may also appoint one of its members to be the Vice Chairman of the board. The

Policy Making Officers of the Corporation shall be appointed by resolution of the Board of Directors. The Policy Making Officers shall include the Chief Executive Officer, the Chief Financial Officer, Chief Risk Officer, Head of Regulatory Remediation, Head of Financial Crime Compliance, Chief Operating Officer, Head of Human Resources, Head of Internal Audit, General Counsel, Corporate Secretary, the heads of the principal business lines and principal business functions and heads of certain other control functions as may be determined by the Board. The Board of Directors shall also appoint General Officers to manage the day-to-day business functions of the Corporation. The Chief Executive Officer and the Head of Human Resources shall each have the authority to appoint General Officers up to and including the level of Executive Vice President. Policy Making Officers shall have the authority to appoint General Officers up to and including the level of Senior Vice President and officers with specific limited authority to assist in the ministerial aspects of their area of responsibilities.
The Policy Making Officers and any Executive Vice President or above shall also have the authority to appoint general agents, counsel and attorneys at law or in fact as such officer shall deem desirable for such periods and on such terms as it may deem advisable, and to revoke such appointments as may be necessary or desirable. Any Senior Vice President or above shall have the authority to appoint agents, counsel and attorneys at law or in fact as such officer shall deem desirable for such periods and on such terms as it may deem advisable with specific limited authority to assist in the ministerial aspects of their areas of responsibilities, and to revoke such appointments as may be necessary or desirable. Any Vice President or above shall have the authority to appoint agents, counsel and attorneys at law or in fact as such officer shall deem desirable for such periods and on such terms as it may deem advisable, and to revoke such appointments as may be necessary or desirable, with specific limited authority to assist in the ministerial aspects of their areas of responsibilities pursuant to specific routine, repetitive delegations of authority. Any delegation of authority to appoint agents, counsel and attorneys at law or in fact authorized above shall be subject to review and approval by internal legal counsel for the Corporation.
The Board may from time to time designate, employ, or appoint such other officers and assistant officers, agents, employees, counsel, and attorneys at law or in fact as it shall deem desirable for such periods and on such terms as it may deem advisable, and such persons shall have such titles, only such power and authority, and perform such duties as the Board may determine.
SECTION 2. Duties of Chairman of the Board. The Chairman shall sign and issue, jointly with the President (if any), all reports to the stockholders and shall preside at all meetings of stockholders and of the Board. He shall, in general, perform duties incident to the office of Chairman as may be prescribed by the Board. The Vice Chairman shall assume the duties of Chairman in the absence of the Chairman.
SECTION 3. Duties of Chief Executive Officer. At the next meeting of the Board following the Annual Meeting of Stockholders, or other meeting at which Policy Making Officers are or may be elected, the Board shall appoint the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general authority over all matters relating to the business and affairs of the Corporation subject to the control and direction of the Board.

SECTION 4. Duties of Senior Executive Vice Presidents, Executive Vice Presidents and Senior Vice Presidents. Each Senior Executive Vice President, Executive Vice President and Senior Vice President shall have such powers and perform such duties as may be prescribed by the Chief Executive Officer of the Corporation or the Board. In the absence or inability of any officer designated by the Chief Executive Officer to act as the Chief Executive Officer, as may be required in accordance with Section 3 above, the senior of the Senior Executive Vice Presidents, Executive Vice Presidents and Senior Vice Presidents, if one has been so designated, shall, unless another officer of the Corporation is so designated by the Chief Executive Officer, perform the duties of the Chief Executive Officer and Chairman for such time period as required.

SECTION 5. Duties of Corporate Secretary. The Corporate Secretary shall record the proceedings of meetings of the stockholders and directors, give notices of meetings, and shall, in general, perform all duties incident to the office of Corporate Secretary and such other duties as may be prescribed by the Board.

SECTION 6. Duties of Treasurer. The Treasurer shall have custody of all funds, securities, evidences of indebtedness, and other similar property of the Corporation, and shall, in general, perform all duties incident to the office of Treasurer and such other duties as may be prescribed by the Board. In the absence of an appointment of a Treasurer, the Chief Financial Officer shall have the responsibilities of and perform the duties of the Treasurer.

ARTICLE V.

STOCK AND STOCK CERTIFICATES.

SECTION 1. Transfers. Shares of stock shall be transferable on the books of the Corporation only by the person named in the certificate or by an attorney, lawfully constituted in writing, and upon surrender of the certificate therefor. Every person becoming a stockholder by such transfer shall, in proportion to his shares, succeed to all rights of the prior holder of such shares.

SECTION 2. Stock Certificates. The certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the Chief Executive Officer or any Vice President and the Corporate Secretary, any Assistant Secretary or Treasurer. Every certificate shall have noted thereon any information required to be set forth by the applicable law. If the Corporation has a transfer agent or an assistant transfer agent or a transfer clerk acting on its behalf and a registrar, the signature of any such officer may be a facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signatures shall have been used thereon had not ceased to be such officer or officers of the Corporation.

SECTION 3. Fixing Record Date.

(A)    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

(B)    If no record date is fixed:

(1)    The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(2)    The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

SECTION 4. Registered Shareholders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the law.

SECTION 5. Lost Certificates. Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board may require, and the Board may, in its discretion, require the owner of the lost or destroyed certificate, or his legal representative, to give the Corporation a bond, sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate. A new certificate of the same tenor and for the same number of shares as the one alleged to be lost or destroyed may be issued without requiring any bond when, in the judgment of the Board, it is proper so to do.

ARTICLE VI.

EMERGENCY BYLAWS.

SECTION l. When Operative. Notwithstanding any different provision in the preceding Articles of the bylaws or in the Certificate of Incorporation, the emergency bylaws provided in this Article VI shall be operative during any emergency resulting from an attack on the United States or on a locality in which the Corporation conducts its business or customarily holds meetings of its Board or its stockholders, or during any nuclear or atomic disaster, or during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board or a standing committee thereof cannot readily be convened for action.

SECTION 2. Board Meetings. During any such emergency, a meeting of the Board may be called by any director or, if necessary, by any officer who is not a director. The meeting shall be held at such time and place, within or without Lake County, Illinois, specified by the person calling the meeting and in the notice of the meeting which shall be given to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio. Such advance notice shall be given as, in the judgment of the person calling the meeting, circumstances permit. Two directors shall constitute a quorum for the transaction of business. To the extent required to constitute a quorum at the meeting, the officers present shall be deemed, in order of rank and within the same rank in order of seniority, directors for the meeting.

SECTION 3. Amendments to Emergency Bylaws. These emergency bylaws may be amended, either before or during any emergency, to make any further or different provision that may be practical and necessary for the circumstances of the emergency.

ARTICLE VII.

CONSENTS TO CORPORATE ACTION.

SECTION 1. Action by Written Consent. Unless otherwise provided in the Certificate of Incorporation, any action which is required to be or may be taken at any annual or special meeting of stockholders of the Corporation, subject to the provisions of Sections (2) and (3) of this Article VII, may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall have been signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that prompt notice of the taking of the corporate action without a meeting and by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 2. Determination of Record Date for Action by Written Consent. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be fixed by the Board of Directors of the Corporation; provided, however, that so long as HSBC Holdings plc and its subsidiaries own 100 percent of the outstanding common stock of the Corporation, this provision may be waived and any action to be taken at a meeting of stockholders may be taken by written consent without prior action of the Board to set a record date. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice to the Corporate Secretary, request the Board of Directors to fix a record date. Upon receipt of such a request, the Corporate Secretary shall, as promptly as practicable, call a special meeting of the Board of Directors to be held as promptly as practicable. At such meeting, the Board of Directors shall fix a record date as provided in Section 213(b) (or its successor provision) of the Delaware General Corporation Law; that record date, however, shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board nor more than 15 days from the date of the receipt of the stockholder's request. Should the Board fail to fix a record date as provided for in this Section 2, then the record date shall be the day on which the first written consent is duly delivered pursuant to Section 213(b) (or its successor provision) of the Delaware General Corporation Law, or, if prior action is required by the Board with respect to such matter, the record date shall be at the close of business on the day on which the Board adopts the resolution taking such action.

SECTION 3. Procedures for Written Consent. In the event of the delivery to the Corporation of a written consent or consents purporting to represent the requisite voting power to authorize or take corporate action and/or related revocations, the Corporate Secretary of the Corporation shall provide for the safekeeping of such consents and revocations.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS.

SECTION l. Waiver of Notice. Whenever notice is required to be given, a written waiver thereof signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 2. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

SECTION 3. Fiscal Year. The Fiscal Year of the Corporation shall be the calendar year.

SECTION 4. Records. The Bylaws and the proceedings of all meetings of the stockholders and the Board shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting of the stockholders and the Board shall be signed by the Corporate Secretary or other officer appointed to act as secretary of the meeting. The minutes of each meeting of a committee of the Board shall be signed by the chairperson of such committee or other director or officer appointed to act as secretary of the meeting.

SECTION 5. Amendments. The Bylaws may be added to, amended, altered or repealed at any regular meeting of the Board, by a vote of a majority of the total number of the directors, or at any meeting of stockholders, duly called and held, by a majority of the stock represented at such meeting